EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") is entered into as of the 22nd day of February, 2011 between D.N.A Biomedical Solutions Ltd. a public company duly registered under the laws of the State of Israel, with offices at Shimon Hatarasi 43, Tel Aviv 62492, Company Number 51-3600056 (the "Company") and, Oramed Ltd. a private company duly registered under the laws of the State of Israel with offices at Hi-Tech Park 2/5 Givat Ram, PO Box 39098, Jerusalem 91390 Israel, Company Number 51-3976712 ("Oramed") (the Company and Oramed shall be referred to hereinafter, each as a "Party" and collectively as the "Parties").

WITNESSETH:

WHEREAS
Entera Bio Ltd. is a private company duly registered under the laws of the State of Israel with offices at Avishai 3 Jerusalem 93149, Israel, Company Number 51-4330604 ("Entera") that operates in the development of oral delivery drugs for certain indications namely for the treatment of osteoporosis;

WHEREAS	The Company and Oramed each hold 50% of Entera's share capital respectively;

WHEREAS	Entera's outstanding share capital consists of 30,000 ordinary shares, NIS 0.01 par value each, of Entera (the "Ordinary Shares").

WHEREAS
Oramed agrees to sell and transfer 14,100 Ordinary Shares in Entera to the Company (the "Oramed Shares"), so that Oramed will be left with 900 Ordinary Shares of Entera, reflecting three percent (3%) of Entera's outstanding share capital on an undiluted basis;

WHEREAS	The Company agrees to purchase the Oramed Shares for the Consideration amount set forth in Section 7.2.1 below;

WHEREAS	The Company further agrees to issue to Oramed the Company Shares in accordance with the terms and conditions set forth herein;

WHEREAS
The Company has agreed to participate in a private placement of Oramed's parent company, Oramed Pharmaceuticals Inc. ("Parent"), a Nevada corporation, in an amount of US $250,000 pursuant to the Securities Purchase Agreement attached hereto as Exhibit A (the "Oramed SPA"), which has been executed between the Company and Parent (the "Oramed Private Placement") on the date hereof;

WHEREAS	Oramed and Entera have executed the Patent Transfer Agreement on the date hereof; and

WHEREAS	the Audit Committee and Board of Directors of the Company and the Board of Directors of each of Oramed and Parent have approved the respective transactions to which they are parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	PREAMBLE AND INTERPRETATION

1.1	The Preamble to this Agreement and the Annexes attached hereto form an integral part hereof.

1.2	The headings of the clauses of this Agreement have been inserted for the convenience of the Parties only and they shall not be used for the interpretation of the Agreement.

2.	DEFINITIONS

2.1.	The following expressions as used in this Agreement will bear the meaning set out opposite them, unless otherwise expressly stated or unless the context requires otherwise:

"Agreement"	Shall mean this Agreement together with any and all annexes and schedules attached hereto.

"Articles of Association"	Shall mean the Articles of Association of each respective Party to this Agreement.

"Closing"	As described in Section 7 below.

"Company Shares"
Shall mean 8,404,667 ordinary shares of the Company whose aggregate value equals that of US $700,000, based on the representative exchange rate between the U.S. dollar and the NIS published by the Bank of Israel on February 21, 2011.  This reflects a price per share of NIS 0.30 per share.

"Company"	As defined in the preamble of this Agreement.

"Consideration"	As described in Section 7.2.1 below.

"Entera"	As defined in the recitals of this Agreement.

"ISA"	Israeli Securities Authority.

"Oramed Shares"	As defined in the recitals of this Agreement.

"Oramed"	As defined in the preamble of this Agreement.

"Oramed Private Placement"	As defined in the recitals of this Agreement.

"Oramed SPA"	As defined in the recitals of this Agreement.

"Ordinary Shares"	The ordinary shares, NIS 1.00 par value each, of Entera.

"Parent"	As defined in the recitals of this Agreement.

"Party/ies"	Shall mean the Company and/or Oramed.

"Patent and Transfer Agreement"	Shall mean the Patent and Transfer Agreement, attached hereto as Exhibit B, entered into between Oramed and Entera on the date hereof.

"TASE"	Tel Aviv Stock Exchange.

3.	TRANSACTION

At the Closing, Oramed shall transfer the Oramed Shares to the Company for the Consideration amount set forth in Section 7.2.1 below. The Company shall issue to Oramed the Company Shares for the Consideration as defined in this Agreement.

4.	CLOSING CONDITIONS

The Closing is subject to the satisfaction (or waiver by the intended beneficiary) of the following conditions and the actions set forth in Section 7.2:

4.1.	The effectiveness of the Patent and Transfer Agreement; and

4.2.	The consummation of the Oramed Private Placement.

5.	ORAMED REPRESENTATIONS AND WARRANTIES

Oramed hereby represents and warrants to the Company as follows on the date hereof and as of the Closing.

5.1.
Oramed is a company duly organized and validly existing under the laws of the State of Israel with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the this Agreement and otherwise to carry out its obligations hereunder.  This Agreement has been duly executed by Oramed, and when delivered by Oramed in accordance with terms hereof, will constitute the valid and legally binding obligation of Oramed, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.2.
Signing this Agreement does not constitute a breach of Oramed's Articles of Association, and, to the best of the Oramed's knowledge, it does not violate the provisions of law or of any agreement or of any competent authority, and does not require any approval or any other third party consent.

5.3.	The Oramed Shares are free of any liens and/or any third party debts.

5.4.
But for the representations actually made in this Agreement, Oramed represents that it is aware that the Company Shares are allocated "AS IS" without any further representations by the Company and/or its directors and/or its shareholders.

5.5.	Oramed represents that it is capable of evaluating the merits and risks of the transactions contemplated hereunder, and that it shall solely bear all such economic risks.

5.6.
Oramed recognizes that its investment involves a high degree of risk, and has required knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment and the potential loss of its entire investment.

5.7.
Oramed further warrants that it has considered and shall solely bear the tax implications which apply to it in connection of the execution of its investment and that the Company has not presented it with any representation in accordance with such tax implications.

5.8.	Oramed hereby acknowledges that the Company Shares are subject to a resale restriction pursuant to applicable Israeli law and regulations.

5.9.	As of the date of this Agreement Oramed does not hold any ordinary shares of the Company.

5.10.
Conflicts.  Neither the authorization, execution and delivery of this Agreement nor the consummation of the transactions herein and therein contemplated, will (i) conflict with or result in a breach of any of the terms of Oramed’s Articles of Incorporation (ii) violate any judgment, order, injunction, decree or award of any court or governmental body, having jurisdiction over Oramed, against or binding on Oramed or to which its property is subject, or (iii) violate, conflict with or result in the breach or termination of, or constitute a default under, the terms of any material agreement to which Oramed is a party, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise of Oramed.

5.11.
Filings, Consents and Approvals.  To the best of Oramed's knowledge no registration or filing with, or consent or approval of or other action by, any government agency under laws and regulations thereof as now in effect is or will be necessary for the sale and delivery of the Oramed Shares.

5.12.	The representations and warranties contained in this Section 5 regarding Oramed is true and correct in all material respects.

5.13.	Company Reliance. Oramed expressly acknowledges and agrees that the Company is relying upon Oramed's representations contained in this Agreement.

6.	COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Oramed as follows on the date hereof and as of the Closing.

6.1.
Organization.  The Company is a company duly organized and validly existing under the laws of the State of Israel.  The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

6.2.
Corporate Authority; Enforceability.  The Company has full right, power and authority to issue the Company Shares as herein contemplated and the Company has full power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by all requisite corporate action, and this Agreement is a valid and legally binding obligation of the Company.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of the Company enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. Subject to the resale restrictions under the relevant securities laws, the Company Shares, when issued by the Company, will be duly and validly issued, fully paid and nonassessable, and free and clear of all liens.

6.3.
Conflicts.  Neither the authorization, execution and delivery of this Agreement nor the consummation of the transactions herein and therein contemplated, will (i) conflict with or result in a breach of any of the terms of the Company’s Articles of Incorporation (ii) violate any judgment, order, injunction, decree or award of any court or governmental body, having jurisdiction over the Company, against or binding on the Company or to which its property is subject, (iii) violate any material law or regulation of any jurisdiction which is applicable to the Company or, (iv) violate, conflict with or result in the breach or termination of, or constitute a default under, the terms of any material agreement to which the Company is a party, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise of the Company.

6.4.
Capitalization. The authorized capital of the Company as of the date hereof consists of 200,000,000 ordinary shares, of which there were (i) 133,197,419 issued and outstanding as of the date hereof as fully paid and nonassessable shares; (ii) options and/or warrants to purchase 792,001 ordinary shares; and (iii) employee and directors options to purchase 4,351,789 ordinary shares.  All of the outstanding shares of share capital of the Company are validly issued, fully paid and nonassessable.  The issuance of the Company Shares pursuant to the provisions of this Agreement will not violate any preemptive rights or rights of first refusal granted by the Company that will not be validly waived or complied with, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon Oramed through no action of the Company. Notwithstanding the aforesaid, pursuant to the Creditors Settlement, dated March 9, 2010 attached hereto as Schedule 6.4 ("Creditors Settlement"), additional Company equity may be issued. Other than a verbal understanding between Mr. Zeev Bronfeld and Mr. Meni Mor, each a controlling shareholder of the Company, to act in concert with respect to the ordinary shares of the Company held by each of them, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's shareholders, including Oramed.

6.5.
Litigation.  Excluding suits and or proceedings pursuant to the Creditors Settlement and an appeal brought against the Company by a former employee of the Company, to the best of Company's knowledge there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending, or, to the best knowledge of the Company, threatened against the Company.

6.6.
Compliance with Laws.  The Company is not in violation of any statute, law, rule or regulation, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise, of the Company.

6.7.
Filings, Consents and Approvals.  Except for the requisite approval of the TASE and/or the ISA to the best of the Company's knowledge no registration or filing with, or consent or approval of or other action by, any government agency under laws and regulations thereof as now in effect is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, and the issuance, sale and delivery of the Company Shares. All reports delivered by the Company in accordance to applicable TASE and ISA regulations were true and correct and did not contain any misleading information as such term is defined in the Israel Securities Law 1968.

6.8.
Absence of Changes.  The ordinary shares of the Company are listed on the TASE.  No order ceasing, halting or suspending trading in the ordinary shares or prohibiting the sale of the ordinary shares has been issued to and is outstanding against the Company or its directors, officers or promoters, and, to the best of the Company’s knowledge, no investigations or proceedings for such purposes are pending or threatened.  The Company has not taken any action which would be reasonably expected to result in the delisting or suspension of quotation of the ordinary shares on or from the TASE.

6.9.
Offering.   The offer, issue, and sale of the Company Shares contemplated hereby are exempt from the prospectus requirements of under the Israeli Securities Law, 5728-1968.  Neither the Company nor any authorized agent acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemptions. The Company has not offered or sold its ordinary shares or related derivative securities to more than 35 investors (excluding qualified institutional investors) during the past 12 months.

6.10.
Disclosure.  All disclosure provided to Oramed with regard to the representations and warranties contained in this Section 6 regarding the Company, its business and the transactions contemplated hereby, furnished in writing by the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein.

6.11.	Oramed Reliance. The Company expressly acknowledges and agrees that Oramed is relying upon the Company’s representations contained in this Agreement.

7.	CLOSING

7.1.
The closing shall take place at Victor Tshuva & Co. – Law Offices, at Level 8, S.A.P Building, Hayezira 3, Ramat Gan, Israel at 11:00 A.M. (Israel time) on the first business day following the satisfaction of all the closing conditions set forth herein, or on such other date and place as the Parties' mutually agree upon orally or in writing (the "Closing"). If the Closing shall not have occurred on or prior to March 31, 2011, then Oramed shall have the right to terminate this Agreement and the transactions contemplated hereby.

7.2.	At the Closing, the following actions shall take place:

7.2.1	The Company shall pay the "Consideration" which shall consist of the following:

7.2.1.1	The Company shall execute and deliver to Oramed a Promissory Note, in the form attached hereto as Schedule 7.2.1.1, in the principal amount of US $450,000.

7.2.1.2
The Company shall issue the Company Shares in favor of the Company's registration company ("חברה לרישומים") instructing the registration company to register the Company Shares to Oramed's bank account as described below:

Bank Leumi
Bank Address: Har Hachozvim, Hartum 7 Jerusalem, Israel
Routing Number - IL010856
Swift No: LUMIILITXXX
IBAN il950109680000053550084
Account Title/Beneficiary: Oramed Ltd
Account Number: 53550084

7.2.2	The Company shall transfer US $250,000 to Parent in the Oramed Private Placement.

7.2.3
Parent shall deliver to the Company an executed warrant to purchase 781,250 shares of common stock of Parent in the form attached to the Oramed SPA and a copy of its instructions to its transfer agent to issue the 273,438 shares of common stock of Parent pursuant to the Oramed SPA.

7.2.4	Oramed shall deliver to the Company an executed Share Transfer Deed for the Oramed Shares, in the form attached hereto as Schedule 7.2.4.

7.2.5
Resolutions of the Audit Committee and Board of Directors of the Company, the Board of Directors of each of Oramed and Parent and the Board of Directors and shareholders of Entera authorizing the applicable party to enter into this Agreement and approving the respective transactions to which they are parties shall be delivered to the Parties.

7.2.6	Shareholders' resolutions of the Company authorizing it to enter into this Agreement and, approving the transactions contemplated by this Agreement shall be delivered to Oramed.

7.2.7	The Company shall deliver to Oramed a copy of the approval of the TASE for the listing of the Company Shares.

7.2.8	Each of the Parties and Entera shall execute and deliver an instrument of termination and mutual release in respect of the Joint Venture Agreement among them, dated June 1, 2010.

7.2.9	In connection with this Agreement, Entera shall have amended its articles of association to remove the special rights of Oramed.

7.2.10
All the actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all transactions are completed and all documents as ascribed hereinabove have been delivered.

8.	TAXES

Each Party will bear the taxes applicable to it as a result of this transaction under this Agreement.

9.	GOVERNING LAW AND JURISDICTION

This Agreement, its interpretation, validity and breach shall be governed exclusively by the laws of the State of Israel, without regard to its conflict of laws rules, the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction in the resolution of any dispute relating to this Agreement.

10.	MISCELLANEOUS

10.1.
Entire Agreement. This Agreement and the annexes attached hereto fully embraces the legal relationship between the Parties, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed, whether written or oral, by or between any of the Parties prior to the signing of this Agreement shall have any force or effect with respect to the subject matter hereof.

10.2.
Further Cooperation. The Parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, things and transactions envisaged and contemplated herein including, but not limited to, filings with governmental or regulatory bodies, powers of attorney, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

10.3.
Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.4.
Counterparts; Facsimile. This Agreement may be executed at one or more times and in any number of counterparts, including counterparts executed or delivered by fax or other electronic transmission, each of which containing the signature of any of the Parties shall be deemed an original, but all of which together shall constitute one and the same instrument. The original of any copy of this Agreement executed with an original signature and transmitted via facsimile or other electronic transmission shall be deemed valid.

10.5.
Amendments and Waivers. The failure of any Party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such Party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Party against whom enforcement of any such amendment or waiver is sought.

10.6.
Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth in this Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 10.7).

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first set forth above.

:/s/ Zeev Bronfeld /s/ Meni Mor		/s/ Nadav Kidron
D.N.A Biomedical Solutions Ltd.		Oramed Ltd.

By:	Zeev Bronfeld and Meni Mor	By:	Nadav Kidron
Title:	Directors	Title:	CEO

EXHIBIT A
Securities Purchase Agreement

EXHIBIT B
Patent Transfer Agreement

SCHEDULE 6.4
Creditors Settlement

SCHEDULE 7.2.1.1
Promissory Note

SCHEDULE 7.2.4
Share Transfer Deed